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                           JOINT DEVELOPMENT AGREEMENT


This Joint Development Agreement (this "Agreement") is made and entered into this 14th day of June, 1996 (the "Effective Date") by and between AM Communications, Inc., a corporation having its principal place of business at 1900 AM Drive, Quakertown, Pennsylvania 18951-9004 ("AM") and
Scientific-Atlanta, Inc., a corporation having offices at 4261 Communications Drive, Norcross, Georgia 30093 ("Scientific-Atlanta").

                                    Recitals

AM has developed and manufactures status monitoring products, including software, transponders and a master control unit.

Scientific-Atlanta has developed, manufactures and sells cable and telephone transmission systems utilizing its own status monitoring products and has done preliminary design investigation of (i) status monitoring products for use in Scientific-Atlanta's Euro Amp/Node Program and (ii) next generation status monitoring products, especially transponders.

Scientific-Atlanta wishes to develop with AM next generation status monitoring products, especially transponders, and specific status monitoring products for use in Scientific- Atlanta's Euro Amp/Node Program.

The parties believe that it is in their mutual best interests to combine their development and engineering skills as part of a joint development program, which is described in this Agreement, with the goal of producing components which each party will contribute toward the design and development of the next generation status monitoring products, the specific status monitoring products for use in Scientific-Atlanta's Euro Amp/Node Program, and other products, as agreed to by the parties.

Pursuant to this joint development program, (i) AM intends to manufacture and sell AM Components (as hereinafter defined) and the Products (as hereinafter defined) to Scientific-Atlanta, (ii) Scientific-Atlanta intends to manufacture and sell S-A Components (as hereinafter defined) to AM and to sell Products (as hereinafter defined). The parties also each intend to develop, market and sell each Product which uses S-A Components and AM Components, in accordance with the terms of this Agreement.

The parties intend for this Agreement to serve as the vehicle for future development projects which may be proposed from time to time by either party and which will be set forth in amendments to this Agreement.

In consideration of the foregoing and the mutual promises and commitments contained herein, the parties agreed as follows:




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1.       Definitions

         1.1 "Exhibit A" means the sequentially numbered exhibits, beginning with Exhibits A1 and A2 attached to this Agreement or later added by amendment. Each numbered Exhibit A shall set forth the AM Components, if any, S-A Components, if any, and the resulting Product, if any.

         1.2 "Exhibit B" means the sequentially numbered exhibits beginning with Exhibits B1 and B2 attached to this Agreement and the sequentially numbered exhibits later added by amendment. Each numbered Exhibit B shall set forth the amount, if any, that Scientific-Atlanta will pay to AM for AM's non-recurring engineering expenses (and the percentage of such non-recurring engineering expenses that such amount represents), the schedule and the milestones, all of which are related to the development of the Product described in the correspondingly numbered Exhibit A.

         1.3 "Development Program" means an engineering program under which both AM and Scientific-Atlanta will contribute engineering resources and materials necessary for the design and development of AM Components, S-A Components and a Product, all of which are described in Exhibit A. Under a Development Program, the parties will ensure the interoperability of AM Components and S-A Components as well as the operation of the Product.

         1.4 "AM Components" means those certain components of a Product set forth in Exhibit A and provided solely by or at the direction of AM, whether or not combined with such Product. AM Components may be added, deleted or modified on Exhibit A from time to time by mutual agreement of the parties. AM Components for new Products which are added to this Agreement shall be listed in new sequentially numbered exhibits comprising part of Exhibit A.

         1.5 "AM Technology" means the technical data, designs, concepts, processes, formulae, know-how and information pertaining to the design, development, manufacture, sale and use of AM Components, including without limitation any patent or other intellectual property rights related thereto.

         1.6 "Non-Recurring Engineering Expense" means the direct engineering labor cost associated with the development of new product. Capital costs for capital items, such as equipment used in the development, and any costs related to the development of the base technology and existing products on which the new product is based, shall not be included in the definition of "Non-Recurring Engineering Expense."





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         1.7      "Product" means the product listed in a numbered Exhibit A utilizing the AM Components and S-A Components listed in such exhibit and which shall be sold under the Scientific-Atlanta label. New Products that are added to this Agreement shall be listed in new sequentially numbered exhibits comprising part of Exhibit A.

         1.8 "Proprietary Information" means engineering design drawings and data, product specifications, customer data, financial data, marketing and sales data, technical data, including all ideas and concepts embodied therein. "Proprietary Information" further means any other information, including all ideas and concepts embodied therein, which is disclosed during the term of this Agreement, and which is either:

                  (a) disclosed in writing or other tangible form and conspicuously designated as proprietary or confidential at the time of delivery by means of a permanent stamp or label bearing a term such as "Proprietary," "Confidential" or equivalent term; or

                  (b) disclosed verbally or by visual inspection, identified as proprietary or confidential prior to or contemporaneously with disclosure, and identified in a written summary delivered to the recipient of the information within twenty (20) business days after such disclosure.

                  "Proprietary Information" further includes trade secrets provided which are conspicuously marked or otherwise designated in accordance with the above paragraph (b) as "Trade Secret" by the disclosing party. Proprietary Information does not include any information which:

                  (a) is required to be disclosed by an order of a court or governmental body (provided however that the receiving party shall first have given notice to the disclosing party and shall have allowed the disclosing party to make a reasonable effort to obtain a protective order or other confidential treatment for the information);

                  (b) is or has been generally available to the public by any means, through no fault of the receiving party, its employees or consultants, and without breach of this Agreement;

                  (c) is already in the possession of the receiving party without restriction and prior to any disclosure hereunder, as evidenced by appropriate documentation;

                  (d) is developed independently by employees or contractors of the receiving party without benefit from the Proprietary Information disclosed hereunder;





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                  (e)      is or has been lawfully disclosed to the receiving
                           party by a third party without an obligation of confidentially upon the receiving party;

                  (f) is required to be disclosed pursuant to protective order issued by a court or arbitrator having jurisdiction to enforce rights under this Agreement; or

                  (g) for which the applicable period of confidentiality set forth in Section 6.1 has expired.

         1.9 "S-A Components" means those certain components of a Product set forth in a numbered Exhibit A and provided solely by or at the direction of Scientific-Atlanta, whether or not combined with such Product. S-A Components may be added, deleted or modified from time to time by mutual agreement of the parties. S-A Components for new Products which are added to this Agreement shall be listed in new sequentially numbered exhibits comprising part of Exhibit A.

         1.10 "S-A Technology" means the technical data, designs, concepts, processes, formulae, know-how and information pertaining to the design, development, manufacture, sale and use of S-A Components, including without limitation any patent or other intellectual property rights related thereto.

2.       Development Program

         2.1 General. The parties shall undertake a Development Program to develop S-A Components, AM Components and a resulting Product according to the schedule and milestones set forth in Exhibit B hereto, as may be amended, modified or supplemented by the Technical Committee (defined below).

         2.2 Technical Committee. The parties shall establish and maintain a technical committee (the "Technical Committee") which will oversee all Development Programs under this Agreement. Each party shall appoint one representative to the Technical Committee who shall have technical expertise in areas related to the Development Programs and who is responsible for such party's technical management of each Development Program. Each representative may appoint one additional person to serve on the Technical Committee and may also designate a surrogate for himself. On a bi-weekly basis, the Technical Committee shall be responsible for reviewing and revising the Development Program. In addition, the Technical Committee shall provide a mechanism for the exchange of information and review of activities and, if desirable, shall add, delete or modify, AM Components, S-A Components, the Product set forth in Exhibit A, and the schedules and milestones set forth in Exhibit B. Without limitation, some of




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                  the other specific activities of the Technical Committee shall be (i) to monitor progress on each particular Development Program contemplated herein and (ii) to review and resolve engineering design disputes as well as intellectual property ownership disagreements. The Technical Committee shall assume any other responsibilities that are mutually agreed to by the parties.

         2.3 Executive Committee. The parties shall establish and maintain an executive committee (the "Executive Committee") which will oversee the Technical Committee and all other aspects of the mutual relationship contemplated herein. Each party shall appoint two members of senior level management who are not directly involved in the Development Programs as their representatives to the Executive Committee. Each Executive Committee member may designate a surrogate. On a quarterly basis at mutually agreed locations, the Executive Committee shall be responsible for reviewing the work of the Technical Committee and shall provide a mechanism for the exchange of information and review of sales and marketing activities. Members of the Technical Committee may be invited by any member of the Executive Committee to attend an Executive Committee meeting. Without limitation, some of the other specific activities of the Executive Committee shall be (i) to review the overall progress on of each particular Development Program contemplated herein and (ii) to review and resolve disagreements or disputes including engineering design disputes and intellectual property ownership disagreements that are not resolved by the Technical Committee. In the event that the Executive Committee is unable to resolve a dispute, it shall be handled under the dispute provisions in Article 9 of this Agreement. The Executive Committee shall assume any other responsibilities which are mutually agreed to by the parties.

         2.4 Product Planning. Subject to obligations of confidentiality and restrictions on use of information (including Proprietary Information) set forth herein or in a separate writing, nothing herein shall prohibit either party from conducting independent research, design and development of components or products for incorporating such components.






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3.       Manufacture, Supply and Sale of Products and Components

         3.1 Scientific-Atlanta Design and Supply Obligation. Scientific-Atlanta agrees to design, manufacture and supply S-A Components as reasonably necessary and required for the successful completion of a Development Program. After successful development of S-A Components and a Product under a Development Program and during the term of this Agreement, Scientific-Atlanta agrees to sell such S-A Components to AM at a commercially reasonable price.

         3.2 AM Design and Supply Obligation. AM agrees to design, manufacture and supply AM Components as reasonably necessary and required for the successful completion of a Development Program. After successful development of AM Components and a Product under a Development Program and during the term of this Agreement, AM agrees to sell such AM Components to Scientific-Atlanta at a commercially reasonable price.

         3.3 Scientific-Atlanta License to Manufacture AM Components. In consideration of the development activities of Scientific-Atlanta, for each Product and related AM Component developed under this Agreement, AM grants to Scientific-Atlanta a non-transferable, non-exclusive, irrevocable license to manufacture the AM Components and related Product. Scientific- Atlanta agrees not to exercise its right to manufacture AM Components until:

                  (a) Termination of this Agreement by Scientific- Atlanta pursuant to Section 7.2; or

                  (b)      AM ceases the direct manufacture of such AM
                           Components; or

                  (c) AM is unable to fulfill its supply obligations to Scientific-Atlanta in a timely manner; or

                  (d)      AM ceases to operate as a going concern; or

                  (e) the quality of the AM Components does not meet mutually agreed-to quality levels; or

                  (f)      the AM Components are not competitively priced.

                  In the event Scientific-Atlanta exercises its rights to manufacture AM Components, AM shall provide to Scientific-Atlanta all know-how, design and manufacturing materials, in agreed upon formats, including specifications, design drawings, bills of materials, manufacturing drawings and files, and software and related documentation, needed to successfully manufacture




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                  such AM Components and related Product ("AM Manufacturing
                  Technology"). If Scientific-Atlanta exercises its rights to manufacture, AM shall also provide to Scientific-Atlanta any corrections, amendments or revisions to the AM Manufacturing Technology.

         3.4 AM License to Manufacture S-A Components. In consideration of the development activities of AM, for each Product and related S-A Components developed under this Agreement, Scientific-Atlanta grants to AM a non-transferable non-exclusive, irrevocable license to manufacture the S-A Components and related Product. AM agrees not to exercise its right to manufacture S-A Components until:

                  (a) Termination of this Agreement by AM pursuant to section 7.2; or

                  (b) Scientific-Atlanta ceases the direct manufacture of such S-A Components; or

                  (c) Scientific-Atlanta is unable to fulfill is supply obligations in a timely manner; or

                  (d) Scientific-Atlanta ceases to operate as a going concern; or

                  (e) the quality of the S-A Components does not meet mutually agreed to quality levels; or

                  (f)      the S-A Components are not competitively priced.

                  In the event that AM exercises its rights to manufacture S-A Components, Scientific-Atlanta shall provide to AM all know-how, design and manufacturing materials, in agreed upon formats, including specifications, design drawings, bills of material, manufacturing drawings and files, and software and related documentation, needed to successfully manufacture such S-A Components and related Product ("S-A Manufacturing Technology"). If AM exercises its rights to manufacture, Scientific-Atlanta shall also provide to AM any corrections, amendments or revisions to the S-A Manufacturing Technology.

         3.5 Manufacture of Product. AM grants to Scientific-Atlanta a non-transferable, non-exclusive, irrevocable license to manufacture Product incorporating S-A Components and AM Components which are purchased from AM or manufactured by Scientific-Atlanta under its license from AM. Scientific-Atlanta grants to AM a non-transferable, non-exclusive, irrevocable license to manufacture Product incorporating AM Components and S-A




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                  Components which are purchased from Scientific-Atlanta or
                  manufactured by AM under its license from Scientific-Atlanta.

         3.6 Scientific-Atlanta Purchase Obligation. Upon the successful and mutually agreed upon conclusion of a Development Program, except as otherwise provided in Section 3.3, Scientific-Atlanta agrees during the term of this Agreement to purchase AM Components exclusively from AM.

         3.7 AM Purchase Obligation. Upon the successful and mutually agreed upon conclusion of a Development Program, except as otherwise provided in Section 3.4, AM agrees during the term of this Agreement to purchase S-A Components exclusively from Scientific-Atlanta only for use in Product manufactured by AM.

         3.8 Sales and Distribution Rights. Upon the successful and mutually agreed upon conclusion of a Development Program, each party grants to the other the following rights:

                  (a) AM grants to Scientific-Atlanta a worldwide, exclusive, non-transferable, irrevocable right and license to purchase, sell and distribute AM Components for incorporation in or maintenance of Product sold by Scientific-Atlanta.

                  (b) AM grants to Scientific-Atlanta a worldwide, non-exclusive, non-transferable, irrevocable right and license to manufacture, use and sell Product incorporating purchased AM Components, without further accounting to AM for Product manufactured, used or sold.

                  (c) Scientific-Atlanta grants to AM a worldwide, non-transferable, irrevocable right and license to manufacture, use and sell Product incorporating S-A Components, with such right and license limited as follows:

                           (1) If Scientific-Atlanta paid one hundred percent (100%) of AM's non-recurring engineering expenses related to the development of a Product (as set forth in Exhibit B), AM shall not, for a one (1) year period beginning on the date AM commences manufacture of a Product in form to be sold to an end-user without modification, sell or distribute such Product (except to Scientific-Atlanta), and Scientific-Atlanta shall have the exclusive right during such period to sell and distribute such Product.





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                           (2)      As to Product of the type described in
                                    paragraph (1) above, after such one (1) year period, AM shall have the non-exclusive right to sell and distribute such Product only through its own direct sales force, provided that AM pays Scientific- Atlanta a royalty or commission on each unit of Product sold by AM equal to twenty percent (20%) of AM's actual sales price for the Product;

                           (3) As to Product not of the type described in paragraph (1) above, AM shall pay Scientific-Atlanta a royalty or commission on each unit of such Product sold by AM as follows:

                                    (i)     ten percent (10%) of AM's actual
                                            sales price for the Product, if
                                            Scientific-Atlanta paid for no
                                            percentage of AM's non-recurring
                                            engineering expense related to the
                                            development of such Product, as
                                            specified in Exhibit B; and

                                    (ii)    a percentage of AM's actual sales
                                            price for the Product, determined by
                                            the linear relationship between (i)
                                            the percentage of AM's non-recurring
                                            engineering expenses related to the
                                            development of such Product that
                                            Scientific-Atlanta paid, pursuant to
                                            Exhibit B, which will range from
                                            zero percent (0%) to one hundred
                                            percent (100%), and (ii) the royalty
                                            or commission percentage range of
                                            ten percent (10%) to twenty percent
                                            (20%). (For example, if
                                            Scientific-Atlanta paid AM fifty
                                            percent (50%) of the non-recurring
                                            engineering expenses incurred by AM
                                            related to the development of a
                                            Product, as specified in Exhibit B,
                                            then AM would pay Scientific-Atlanta
                                            a royalty or commission equal to
                                            fifteen percent (15%) of AM's actual
                                            sales price for the Product; if
                                            Scientific-Atlanta paid twenty-five
                                            percent (25%), then AM would pay a
                                            royalty or commission of twelve and
                                            one-half percent (12.5%) of AM's
                                            actual sales price for the Product;
                                            etc.)

                  All commissions or royalties incurred under this Section 3.8 shall be due and payable within forty-five (45) days after the end of the calendar quarter in which such commissions or royalties arose.

         3.9      Terms of Sale. All sales of S-A Components by
                  Scientific-Atlanta to AM shall be governed by Scientific-Atlanta's standard terms and conditions of sale. Pricing, delivery and other critical terms shall be negotiated in good faith by the parties. All sales of AM Components or Product by AM to




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                  Scientific-Atlanta shall be governed by the terms and
                  conditions of the Distributor Agreement and Manufacturing License dated April __, 1996, between the parties or any subsequent distributor agreement in effect at the time of sale.

4.       Intellectual Property Rights

         4.1 Scientific-Atlanta Ownership. AM agrees that Scientific-Atlanta or its licensors shall own all right, title and interest in the S-A Technology, S-A Components, and in all patents, trademarks, trade names, inventions, copyrights, know-how, mask work rights and trade secrets and all other intellectual property rights in and to the S-A Technology and S-A Components.

         4.2 AM Ownership. Scientific-Atlanta agrees that AM or its licensors shall own all right, title and interest in the AM Technology and AM Components, and in all patents, trademarks, trade names, inventions, know-how, mask work rights and trade secrets and all other intellectual property rights to the AM Technology and AM Components.

         4.3 Product Ownership. Scientific-Atlanta and AM agree that all rights in the Product, exclusive of each party's respective rights in S-A Components and AM Components, shall be owned jointly between the parties without right of accounting. Should one party, however, wish to sell, transfer or otherwise dispose of its rights in the Product to a third party, it shall first offer such rights to the other party on substantially the same terms as offered to such third party. The other party shall have thirty (30) days to accept such terms ("Acceptance Period"). After expiration of the Acceptance Period, the selling party may again offer its rights in the Product to a third party on substantially the same terms. Any material change in the terms offered to a third party shall re-initiate the obligation to offer the rights to the other party and the other party's Acceptance Period.

         4.4 Intellectual Property Indemnification. The supplying party agrees to indemnify, defend and hold harmless the other party from and against any and all losses, damages, liabilities, expenses (including attorney's fees, experts' fees and court costs), claims, demands, suits, causes of actions, judgments, assessments, or deficiencies and charges arising out of a claim that the AM Components or S-A Components (depending on who the supplying party is), as supplied, infringe the intellectual property rights of a third party (except infringement occurring as a direct result of incorporating features, operations or algorithms which are specifically required by the other party), provided that the supplying party is notified promptly in writing of any allegations of such infringement and given full cooperation, information, and




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                  authority to settle such claims and to defend or control the defense of any suit based upon such claims. In no event shall the supplying party's liability under this section exceed the purchase price paid by the other party for cost of the infringing equipment.

         4.5 Remedy. In the event that the AM Component or S-A Component becomes the subject of a claim of infringement, or is held to infringe, the supplying party, at its option and expense, may procure for the other party the right to continue using such Component; or modify or replace such Component with an acceptable non-infringing alternative; or recover the AM Component or the S-A Component, as appropriate, and refund the purchase price less depreciation.

         4.6 Entire Liability. This section sets forth the entire liability of the supplying party to the other party with respect to infringement of intellectual property.

5.       General Indemnities

         5.1 Indemnification by AM. Except as to infringement of intellectual property rights which is covered in Article 4, AM shall be solely responsible for, and shall indemnify and hold Scientific-Atlanta free and harmless from, any and all claims, damages or lawsuits (including Scientific-Atlanta's reasonable attorneys' fees) arising out of the negligence, gross negligence or willful misconduct of AM, its employees or its agents, while performing under this Agreement. All financial obligations associated with AM's business are the sole responsibility of AM. All sales and other agreements between AM and its customers are AM's exclusive responsibility and shall have no effect on AM's obligations under this Agreement.

         5.2 Indemnification by Scientific-Atlanta. Except as to infringement of intellectual property rights which is covered in Article 4, Scientific-Atlanta shall be solely responsible for, and shall indemnify and hold AM free and harmless from, any and all claims, damages or lawsuits (including AM's reasonable attorneys' fees) arising out of the negligence, gross negligence or willful misconduct of Scientific-Atlanta, its employees or its agents, while performing under this Agreement. All financial obligations associated with Scientific-Atlanta's business are the sole responsibility of Scientific-Atlanta. All sales and other agreements between Scientific-Atlanta and its customers are Scientific-Atlanta's exclusive responsibility and shall have no effect on Scientific-Atlanta's obligations under this Agreement.






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6.       Proprietary Information

         6.1 Obligation. AM and Scientific-Atlanta agree that any Proprietary Information disclosed by the disclosing party shall be maintained in trust and confidence by the receiving party (including its officers, directors, employees, agents contractors, successors and assigns) for a period of five (5) years from the termination or expiration of this Agreement, with such Proprietary Information being treated with at least the same degree of care as the receiving party treats its own Proprietary Information, but in no case less than a reasonable degree of care. After the five (5) year period, the obligations of the receiving party with respect to the other party's Proprietary Information shall be limited to those created by or available under applicable existing law, including, but not limited to, patent and copyright laws, provided further that the obligations of confidentiality shall remain for Trade Secrets for so long as such remains a Trade Secret. Any Proprietary Information disclosed by the disclosing party shall be used by the receiving party solely for the purpose of carrying out the purpose and intent of this Agreement and may not be disclosed, distributed or disseminated by the receiving party to any person other than to its employees, or its subcontractors and consultants whose knowledge of such Proprietary Information is necessary to achieve purposes related to the subject matter of this Agreement and who have agreed, in writing, to be bound by the terms of this section. The party receiving Proprietary Information under this Agreement will not:

                  (a) use or permit the use of the Proprietary Information disclosed hereunder for any purpose not contemplated by this Agreement without the prior written approval of the disclosing party;

                  (b) duplicate, copy, reverse engineer, compile or disassemble any Proprietary Information or the media in which it is embodied, without the disclosing party's prior written consent: and

                  (c) use or transmit, directly or indirectly, any Proprietary Information, except that which is incorporated into a Component or Product, or any portion or product thereof, outside the United States without the disclosing party's prior written consent and such governmental or other approvals as may be required by law.

         6.2 Agreement Terms. The terms and conditions of this Agreement shall be deemed to be Proprietary Information, provided, however, that the duty of confidentiality with respect to such shall end on the termination or expiration of this Agreement.





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         6.3      Enforcement. Each party shall exert all reasonable efforts, including, but not limited to, the execution of confidentiality or non-disclosure agreements with employees and consultants to enforce compliance with the provisions of this Section 6 by its employees, consultants, and any third party to whom it provided access to Confidential Information of the other party.

         6.4 Remedies. If either party breaches any of its obligations under this Section 6, the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

7.       Term and Termination

         7.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of three
                  (3) years, unless earlier terminated pursuant to the following provisions.

         7.2 Termination for Default. If either party defaults in the performance of any material provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within sixty (60) days, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the sixty (60) day period, then the Agreement shall automatically terminate at the end of that sixty (60) day period.

         7.3 Material Defaults. A default in the performance of a material provision under this Agreement includes but is not limited to:

                  (a) failure of a party to provide the engineering resources needed for a Development Program;

                  (b) failure of a party to protect the confidentiality of Proprietary Information;

                  (c) failure of a party to provide intellectual property indemnification as provided in Article 4 of this Agreement; and

                  (d) a party's commencement of legal action in violation of the dispute resolution provisions in Article 9 of this Agreement.

         7.4 Effect of Termination for Material Default. Upon termination of this Agreement as a result of a material default of either party, the defaulting party shall become obligated, in exchange for a reasonable negotiated royalty, to grant the non-defaulting party a non-exclusive, non-transferable, perpetual license to make, use, and sell (i) the AM Components or S-A Components, as appropriate, which were developed by the defaulting party, and (ii) the related Product.

         7.5 Survival. The obligations of both AM and Scientific-Atlanta under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement shall survive termination, cancellation or expiration of this Agreement.

8.       Limitation of Liability

         8.1 Limitation. NEITHER AM NOR SCIENTIFIC-ATLANTA SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE, OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF A BREACH OF THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON THEORIES OF CONTRACT OR TORT OR ANY OTHER LEGAL THEORY. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OR ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

         8.2 Limitation Amount. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF CLAIM OR ACTION, IN AN AMOUNT THAT EXCEEDS, IN THE AGGREGATE, FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).

9.       Disputes

         9.1 Arbitration. The parties will attempt to resolve in good faith any Dispute which arises in connection with this Agreement by negotiation. As used herein, "Dispute" shall include any claim or controversy arising out of this Agreement or the breach, termination or validity thereof involving either of the parties. If the parties cannot resolve any Dispute through negotiation, the parties agree and consent to resolve the Dispute solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") at the offices of the AAA in Atlanta, Georgia. The arbitrators shall be empowered to resolve all Disputes, whether in Agreement or in tort, and to award any remedies authorized by this Agreement and any applicable statute or common law. All arbitration proceedings, including all evidence and statements, shall be confidential and shall not be used or disclosed for any other purpose. Each party shall pay its own attorneys' fees and expenses; all other expenses of arbitration shall be equally divided between the parties, provided, however, the arbitrators shall have the authority to assess any of the foregoing costs against any party acting in bad faith. The award of the arbitrators shall be final and binding and is the sole and exclusive remedy of the parties regarding any Disputes hereunder except that nothing contained in this Agreement shall prohibit either party from seeking injunctive relief or equitable remedies in a court of competent jurisdiction or pursuing other equitable remedies. A judgment on the award may be entered in any court having jurisdiction thereof and each party consents to such jurisdiction. The award shall earn interest from the date of the award until satisfied in full at the United States prime interest rate as reported in The Wall Street Journal on the business day immediately preceding the date of the award. Should either party bring any legal action against the other with respect to any claim required to be arbitrated under this Agreement by any method other than arbitration, the other party shall be entitled to recover from such party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

10.      General Provisions

         10.1 Relationship of the Parties. It is expressly understood that AM and Scientific-Atlanta intend by this Agreement to establish the relationship of independent contractors, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them or their respective successors in interests. Neither AM nor Scientific-Atlanta shall have any authority to create or assume, in the name or on behalf of the other party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other party hereto for any purpose whatsoever.

         10.2 Assignment. Neither party may assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, and any such attempted assignment shall be void.

         10.3 Applicable Law. This Agreement shall be interpreted, construed and governed by the laws of the state of Georgia, exclusive of choice of laws.

         10.4 Entire Agreement. This Agreement, including all Exhibits hereto, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations and agreements and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by both Scientific-Atlanta and AM. The parties have executed a Distributor Agreement and Manufacturing License, dated May __, 1996, which is independent of this Agreement.

         10.5 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

         10.6 Waiver. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or Agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or Agreement herein contained. No change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.

         10.7 Notices. Any notice required or permitted to be made under this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the earlier of (i) actual receipt, irrespective of whether sent by post, telex, facsimile transmission, overnight (or expedited) courier service or any other method, or (ii) on the sixth day after mailing by registered or certified mail from the country in which the notice originated, return receipt requested and postage prepaid, provided such notice is directed or addressed to the appropriate address or facsimile number set forth below:

                  For Scientific-Atlanta:

                  SCIENTIFIC-ATLANTA, INC.
                  Broadband Communications Group
                  4261 Communications Drive
                  Norcross, Georgia 30093
                  Attn:  Perry Tanner, Distribution Division

                  For AM:

                  AM COMMUNICATIONS, INC.
                  1900 AM Drive
                  Quakertown, Pennsylvania 18951-9004
                  Attn: Keith Schneck, President

                  Either party may change the address, the facsimile number or the person designated in the "Attention" line by notice to the other party, which notice complies with this section.

         10.8 Excusable Delays. Neither AM nor Scientific-Atlanta shall be liable for any delay or non-performance hereunder, resulting from: acts of God; fires; casualty; severe weather conditions; strikes; war; riots; civil disorder; earthquakes; lockouts; insurrections; energy shortages; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; freight embargoes; custom delays at the port of shipment or destination; or any other condition or occurrence whatsoever beyond the reasonable control of such party. If the performance of this Agreement is delayed, prevented, restricted or interfered with by reason of any such event, (a) the party whose performance is delayed, prevented, restricted or interfered with shall give prompt written notice to the other party of the event and shall be excused from performance to the extent delayed or prevented; provided, however, that the party whose performance is prevented or delayed shall take reasonable steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent such causes are removed; and (b) if it appears that a time for delivery or performance pursuant to this Agreement will be extended for more than thirty (30) days, the party receiving notice under clause (a) above shall have the right to terminate, by written notice to the other party, any portion of this Agreement or of a Purchase Order covering the delayed performance and the obligations and liabilities of the affected parties with respect to such portion of the Purchase Order shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement. Additionally, if it appears that deliveries of Products under this Agreement are reasonably likely to be delayed or disrupted for a period of more than one-hundred twenty (120) days, Scientific-Atlanta will have the right to terminate this Agreement.

         10.9 Records. AM shall maintain all books and records related to its obligations hereunder for at least five (5) years after the termination of this Agreement. Scientific-Atlanta shall have the right to inspect and audit such records at any time upon reasonable notice to AM.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the date first written above.


                                      SCIENTIFIC-ATLANTA, INC.


                                      By:
                                             -----------------------------
                                      Title:
                                             -----------------------------

                                      AM COMMUNICATIONS, INC.


                                      By:
                                             -----------------------------
                                      Title:
                                             -----------------------------

                                   Exhibit A1


                                  AM Components

FlexStat Transponder Module w/S-A / AM Protocols for SAII
OmniMCU II (ACU) w/S-A Protocol
OmniVU Software w/ S-A Private labeling
Craft Interface software







                          Scientific-Atlanta Components

Mechanical Transponder Enclosures
Transponder Cabling Interfaces
Piece-part components





                                     Product

Next Generation /SA IITransponder

                                   Exhibit A2


                                  AM Components

Euro Amp/Node Low Cost Transponders with S-A protocol
Euro Amp/Node Full Featured Transponders
OmniMCU II (ACU) w/ SA Protocol
OmniVU Software w/SA Protocol
OmniVU Software with S-A private labeling





                          Scientific-Atlanta Components

None






                                     Product

Status Monitoring Products for use in Euro Amp/Node Program

                                   Exhibit B1

       Amount and Percentage of Non-Recurring Engineering Expense Paid by Scientific-Atlanta, Schedules, and Milestones Related to Exhibit A1


Amount and Percentage of Non-Recurring Engineering Expense Paid by Scientific-Atlanta Related to Exhibit A1

100% amount as designed in Exhibit B2




Schedules Related to Exhibit A1

SA II prototype will be available August 30, 1996 OmniMCU II (ACU) will be available August 30, 1996 OmniVU Software v1.0 is available now.




Milestones Related to Exhibit A1

Flexstat prototype will be available December 30, 1996 OmniMCU II (ACU) will be available August 30, 1996 OmniVU Software v1.0 is available now. Craft interface availability to be decided.

                                   Exhibit B2
       Amount and Percentage of Non-Recurring Engineering Expense Paid by Scientific-Atlanta, Schedules, and Milestones Related to Exhibit A2


Amount and Percentage of Non-Recurring Engineering Expense Paid by Scientific-Atlanta Related to Exhibit A2

$200,000.  Percentage of NRE paid by S-A is 100%




Schedules Related to Exhibit A2

Prototype delivery of full featured Euro/Amp/Node transponder - June 30, 1996 Prototype delivery of low cost Euro Amp/Node transponder - July 30, 1996 Production of full featured EuroAmp/Node transponder - August 30, 1996 Production delivery of low cost EuroAmp/Node transponder - September 30, 1996 Production delivery of OmniMCU II (ACU) - August 30, 1996 OmniVU Software v1.0 is available now.


Milestones Related to Exhibit A2
Prototype delivery of full featured EuroAmp/Node transponder - June 30, 1996 Prototype delivery of low cost Euro/Amp Node transponder - July 30, 1996 Production of full featured EuroAmp/Node transponder - August 30, 1996 Production delivery of low cost EuroAmp/Node transponder - September 30, 1996 Production delivery of OmniMCU II (ACU) - August 30, 1996 OmniVU Software v1.0 is available now.